Rule 424(b)(3)
Registration No. 333-132201

Pricing Supplement dated February 20, 2008
(To Prospectus dated March 7, 2006
and Prospectus Supplement dated March 7, 2006)

TOYOTA MOTOR CREDIT CORPORATION
Medium-Term Notes, Series B - Floating Rate

Capitalized terms used in this Pricing Supplement that are defined in the Prospectus Supplement shall have the meanings assigned to them in the Prospectus Supplement.

CUSIP: 89233PS80

Principal Amount (in Specified Currency): $170,000,000.
TMCC may increase the Principal Amount prior to the Original Issue Date but is not required to do so.

Issue Price: 100%

Trade Date: February 20, 2008

Original Issue Date: February 26, 2008

Stated Maturity Date: February 26, 2010


Initial Interest Rate: Three month LIBOR determined on
		       February 22, 2008 plus 0.03%

Interest Payment Period: Quarterly

Interest Payment Dates: the 26th of each February, May, August,
		        November and the Stated Maturity Date

Net Proceeds to Issuer: $169,966,000

Agent's Discount or Commission: 0.02%

Agent: Morgan Stanley & Co. Incorporated

Agent's Capacity:
	[ ] Agent
	[X] Principal

Calculation Agent: Deutsche Bank Trust Company Americas

Interest Calculation:
[X] Regular Floating Rate Note
[ ] Inverse Floating Rate Note:
	Fixed Interest Rate:
[ ] Floating Rate/Fixed Rate Note:
	Fixed Interest Rate:
	Fixed Rate Commencement Date:

[ ] Other Floating Rate Note
	(See attached)


Interest Rate Basis:
	[ ] CD Rate
	[ ] CMS Rate
	[ ] CMT Rate
	[ ] Commercial Paper Rate
	[ ] Eleventh District Cost of Funds Rate
	[ ] Federal Funds Rate
	[ ] LIBOR Reuters/Page:
	[X] LIBOR Telerate/Page: 3750
	[ ] Prime Rate
	[ ] Treasury Rate
	[ ] Other (see attached)

If CMT:
Designated CMT Maturity Index:
	__ Year(s)
Designated CMT Telerate Page:
	[ ] 7051
	[ ] 7052
If  7052:
	[ ] Week
	[ ] Month

Spread (+/-): + 0.03%

Spread Multiplier: N/A
Index Maturity: 3 month

Index Currency: U.S. Dollars

Maximum Interest Rate: N/A
Minimum Interest Rate: N/A

Initial Interest Reset Date: May 26, 2008

Interest Rate Reset Period: Quarterly

Interest Reset Dates: the same day as the related Interest
		      Payment Date Interest

Determination Date: the second London Banking Day preceding each
		    Interest Reset Date

Day Count Convention:
	[ ]  30/360
	[X]  Actual/360
	[ ]  Actual/Actual

Business Day Convention
	[ ] Following
	[X] Modified Following

Redemption: Not Applicable
Redemption Dates:
Notice of Redemption:

Repayment: Not Applicable
Optional Repayment Date(s):
Repayment Price:

Original Issue Discount:  No

Total Amount of OID:
Yield to Maturity:
Initial Accrual Period:

Specified Currency: U.S. dollars

Minimum Denominations: $1,000 and $1,000 increments thereafter

Form of Note:
	[X] Book-entry only
	[ ] Certificated



ADDITIONAL TERMS OF THE NOTES

Settlement

The Issuer expects that delivery of the Notes will be made against payment therefor on the Original Issue Date, which will be the fourth
Business Day following the Trade Date (such settlement cycle being herein referred to as ''T+4''). Under Rule 15c6-1 of the Exchange Act, trades in the secondary market generally are required to settle in three Business Days, unless the parties to any such trade expressly agree otherwise. Accordingly, purchasers of the Notes who wish to trade Notes on the Trade
Date will be required, by virtue of the fact that the Notes initially will settle T+4, to specify an alternate settlement cycle at the time of any such trade to prevent a failed settlement. Purchasers of the Notes who wish to trade Notes on the Trade Date should consult their own advisors.